                                                                EXHIBIT (c)(2)

                            STOCK PURCHASE AGREEMENT

                 STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 10, 1997, by and between Insilco Corporation, a Delaware corporation (the "Company"), and Robert L. Smialek ("Shareholder").

                 WHEREAS, the Company desires to purchase up to 5,714,284 shares of Common Stock, par value $.001, of the Company (the "Shares"), constituting 59.7% of the outstanding Shares;

                 WHEREAS, Shareholder owns 127,014 Shares, constituting 1.3% of the outstanding Shares;

                 WHEREAS, the Company intends, within one business day from the date hereof, to commence a tender offer to purchase up to 2,857,142 Shares at a purchase price of $38.50 per Share in cash in all material respects on the terms of the draft Tender Offer Statement on Schedule 13E-4 delivered to Shareholder on the date hereof (the "Offer");

                 WHEREAS, the Company desires to purchase from Shareholder and Shareholder desires to sell to the Company 51,948 Shares (the "RLS Shares") at a purchase price of $38.50 per Share in cash pursuant to this Agreement;

                 WHEREAS, on March 5, 1997, the Company sold its Rolodex office products business (the "Rolodex Sale") for gross proceeds of $117 million;

                 WHEREAS, the Board of Directors of the Company adopted a plan of partial liquidation with respect to a distribution of the proceeds of the Rolodex Sale and filed a Form 966 with the Internal Revenue Service with respect thereto; and

                 WHEREAS, immediately upon receipt of the proceeds of the Rolodex Sale, the Company deposited $110 million of such proceeds (the "Rolodex Proceeds") into a separate bank account, Link DDA Account, account no. 4072-3545, Citibank, New York (the "Link Account"), from which account the Rolodex Proceeds were then deposited into CUSA FAO Insilco Corp. Cash Collateral Custody Account, account no. 846-881, Citibank, Tampa (the "Rolodex Proceeds Account").

                 WHEREAS, on the date hereof the Company has entered into an agreement with Water Street Corporate Recovery Fund I, L.P. (the "Water Street Stock Purchase Agreement") pursuant to which the Company is purchasing 2,805,194 Shares on substantially the same terms and conditions as this Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                        PURCHASE AND SALE OF THE SHARES

                 Section 1.1. The Purchase. On the terms and subject to the conditions of this Agreement, Shareholder hereby sells, transfers and conveys the RLS Shares to the Company, and the Company hereby purchases the RLS Shares from Shareholder, at a purchase price of $38.50 per Share for an aggregate purchase price of $1,999,998 (the "Purchase Price"). Shareholder, concurrently with the execution hereof, is delivering to the Company certificates representing the RLS Shares together with stock powers duly executed in blank (the "Stock Powers").

                 Section 1.2. Payment. On the terms and subject to the conditions of this Agreement, in consideration for the sale of the RLS Shares, concurrently with the execution hereof the Company is paying the Purchase Price to Shareholder solely out of the Rolodex Proceeds by delivery to Shareholder of a cashiers check drawn on the Link Account payable to the order of Shareholder in the amount of $1,999,998.

                                   ARTICLE 2
                                REPRESENTATIONS

                 Section 2.1. Representations of the Company. The Company hereby represents and warrants to Shareholder that:

                 (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                 (b) The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

                 (c) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                 (d) At all times prior to the payment of the Purchase Price referred to in Section 1.2, both the Rolodex Proceeds Account and the Link Account contained only the Rolodex Proceeds and interest earned thereon that had not yet been withdrawn by the Company. No distributions have been made out of the Rolodex Proceeds Account other than to the Link Account, and no distributions have been made out of the Link Account other than (i) pursuant to this Agreement or the Water Street Stock Purchase

Agreement, or (ii) to withdraw from time to time the interest earned on the Rolodex Proceeds. The Purchase Price is being paid solely out of the Rolodex Proceeds.

                 (e) The Company intends to commence the Offer on the business day immediately following the date hereof.

                 Section 2.2. Representations of Shareholder. Shareholder hereby represents and warrants to the Company that Shareholder owns the RLS Shares, and is conveying the RLS Shares to the Company, free and clear of any lien, pledge, security interest or other encumbrance whatsoever (collectively, "Liens").

                                   ARTICLE 3
                                   COVENANTS

                 Section 3.1. Maintenance of Rolodex Proceeds. No later than the next business day following the receipt thereof, Shareholder shall deposit the Purchase Price in a segregated Cash Management Account at Merrill Lynch, account no. 656 82C41 (the "Shareholder Account"), and shall maintain such funds, together with all interest actually earned thereon, in the Shareholder Account (and no other money shall be deposited in such account) until the earlier of (x) the first date on which the Company pays for Shares tendered in the Offer (the "Payment Date") or (y) the date on which Shareholder returns the Purchase Price to the Company pursuant to Section 3.5(a).

                 Section 3.2. Offer; Agreement Not to Tender. (a) The Offer shall be for not more than 2,857,142 Shares at a purchase price of $38.50 per Share and shall be in all material respects on the terms of the draft Tender Offer Statement on Schedule 13E-4 delivered to Shareholder on the date hereof.

                 (b)      Shareholder shall not tender any Shares in the Offer.

                 (c) The Company shall not (i) accept for purchase or purchase more than 2,857,142 Shares in the Offer (including in connection with odd lot purchases), nor (ii) pay more than $38.50 per Share, nor (iii) extend the Offer past 45 days from the date of its commencement, unless the Company and Shareholder shall first have entered into a written agreement amending this Agreement with respect thereto.

                 Section 3.3. Interest Payment. If the Company purchases Shares in the Offer, Shareholder shall, on the Payment Date, pay to the Company, by wire transfer of immediately available funds, all interest actually earned on the Purchase Price from and including the date of its deposit in the Shareholder Account up to the Payment Date.

                 Section 3.4. Rescission. If the Offer expires or terminates without any Shares having been purchased therein, the purchase and sale of the RLS Shares pursuant to this Agreement shall automatically, and without any further action by any party, be rescinded (the "Rescission"). The Company shall promptly notify Shareholder in writing of the Rescission.

                 Section 3.5. Effect of Rescission. If there is a Rescission, then on the business day immediately following receipt by Shareholder of written notice of the Rescission:

                 (a) Shareholder shall return to the Company the Purchase Price, together with all interest actually earned thereon from and including the date of its deposit in the Shareholder Account up to the date of such return, by wire transfer of immediately available funds from the Shareholder Account to the Link Account; and

                 (b) the Company shall return to Shareholder the certificates representing the RLS Shares, together with the Stock Powers, free and clear of all Liens, other than Liens created by Shareholder.

                 Section 3.6. Agreement Not To Sell. Shareholder agrees that until the earlier of the acceptance by the Company of Shares tendered in the Offer for payment and the expiration or termination of the Offer without any Shares having been purchased therein, he shall not sell, transfer, assign, pledge, distribute or otherwise dispose of the Shares beneficially owned by him on the date hereof, other than pursuant to this Agreement.

                                   ARTICLE 4
                                 MISCELLANEOUS

                 Section 4.1. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

                 Section 4.2. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                 Section 4.3. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement. Delivery of a photocopy or transmission by telecopy of a signed signature page of this Agreement shall constitute delivery of such signed signature page.

                 Section 4.4. Notice. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been validly given, made or served on the date of delivery, if delivered personally or by telecopier, or on the day after having been sent by overnight courier, or seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, to the other party to this Agreement at the following address or to such other address as such party shall specify by notice to the other party:

                 (a)      If to the Company, addressed to:

                          Insilco Corporation
                          425 Metro Place N.
                          Fifth Floor
                          Dublin, Ohio  43017
                          Attention:  Vice President and
                                              General Counsel
                          Telephone:  (614) 791-3110
                          Telecopier:  (614) 791-3195

                 with a copy to

                          Fried, Frank, Harris, Shriver & Jacobson
                          One New York Plaza
                          New York, New York  10004
                          Attention:  Aviva Diamant
                          Telephone:  (212) 859-8185
                          Telecopier:  (212) 859-4000

                  (b)     If to Shareholder, addressed to:
                          Robert L. Smialek
                          6124 Grey Friar Way
                          Dublin, Ohio  43017
                          Telephone:  (614) 791-1271

                 Section 4.5. Exclusive Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and any verbal or written communication between the parties prior to the adoption of this Agreement shall be deemed merged herein and of no further force or effect.

                 IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                                   INSILCO CORPORATION

                                         By:   /s/ Kenneth H. Koch
                                            -----------------------------------
                                                        Name: Kenneth H. Koch
                                                       Title: Vice President


                                              /s/ Robert L. Smialek
                                            -----------------------------------
                                                       Robert L. Smialek